CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made between SEBRING SOFTWARE, INC. (“Company”), Dennis J. L. Buchman, DMD, P.L., a Florida professional limited liability company (“Consultant”), and Dennis J. L. Buchman, D.M.D. (“Buchman”) entered into and effective on April 25, 2013.

BACKGROUND

Company is in the business of providing dental practice business management services in the United States to dental practices.

Company desires to engage the services of Consultant under the terms and conditions contained in this Agreement and Consultant desires to provide services for Company under the legal relationship of an independent contractor.

Now, therefore, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	BACKGROUND:

The parties acknowledge and agree that the Background section is true in all respects and shall be incorporated herein by reference.

2.	TERM:

This Agreement shall commence on April 25, 2013 and continue for a period of three (3) years (the “Initial Term”). At the expiration of the Initial Term and each renewal term, if not otherwise terminated as provided in Section 11, this Agreement shall automatically renew for an additional two (2) year term. Company will enter into agreements with other contractors, and Consultant may enter into agreements with other companies, subject to any restrictions contained herein.

3.	DUTIES AND COMPENSATION:

Consultant is engaged as an independent contractor. Consultant shall provide advice to Company with regard to clinical issues and dental practice related matters. Consultant shall also engage in recruiting new dentist practice business management relationships for Company and shall identify dental practices that may have an interest in entering into arrangements whereby Company will manage the non-professional aspects of such dental practices. It is understood and agreed that Company shall not perform and shall not be engaged to perform any dental or other professional services that require a professional license. It is further understood and agreed that Consultant is not authorized to provide and shall not provide any dental services on behalf of Company nor any other service which would be unlawful or unethical under any State or Federal law for Company to provide. Consultant is not required to devote any specified amount of time to providing the services described in this Agreement.

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Consultant shall receive as his consulting fee $450,000.00 annually paid in equal monthly installments (pro rated for any partial month). Consultant shall cause Buchman, and Buchman hereby agrees, to perform Consultant’s services under this Agreement on behalf of Consultant. If Consultant seeks to have anyone else provide services under this Agreement, prior written approval must be obtained from Company. Consultant shall be paid via check or via direct deposit to an account designated by Consultant and said check or deposit shall be for the gross amount required for the services performed hereunder.

4.	RELATIONSHIP OF THE PARTIES:

4.1         It is specifically agreed that the relationship of the parties hereto shall be that of a company and independent contractor, and not that of an employer-employee. Therefore, the parties specifically agree that Company shall have the right to control the results to be accomplished by Consultant and determine whether such results are satisfactory, but shall not control the manner or means by which those results shall be accomplished. Consultant is not required to work any set hours and Company will not direct when, where or how the work is done. Essentially, Company will deliver the “what” and Consultant then delivers the “how.” It is expressly recognized that Consultant is being appointed because of Consultant’s experience, training, and the unique qualities he brings and it is further recognized that Consultant’s own style in delivery is to be used without direction by Company. Company will not provide any tools or materials unless otherwise agreed by the parties.

4.2         To the extent required by law, Consultant shall keep in force Workers’ Compensation insurance coverage on any employees Consultant may employ to provide any or all services pursuant to this Agreement. Company reserves the right to request confirmation of such coverage. Further, Consultant shall be solely responsible for unemployment compensation contributions and all benefits and other payroll tax matters as they relate to Consultant and any employees Consultant may employ in furtherance of the provision of services under this Agreement. At no time will Company have anything to do with hiring, supervising or paying employees of Consultant.

4.3         Consultant shall not be considered an employee for any purpose, including federal income tax purposes, and shall receive from Company annually a Form 1099 for all payments made to Consultant in the prior year. Consultant shall assume full and total responsibility for, and all legal liability relating to, all taxes imposed on Consultant stemming from Consultant’s relationship with Company pursuant to this Agreement, including, but not limited to, the payment of self-employment taxes, the payment of any federal and state unemployment taxes, and the payment of federal and state estimated income taxes due and payable resulting from any compensation earned pursuant to this Agreement.

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5.	EXPENSES:

Except as set forth below, Consultant shall be responsible for payment of any and all expenses incurred in the performance of this Agreement; provided, however, that upon prior written agreement of Company, Consultant may incur expenses and seek reimbursement from Company upon presentation of appropriate receipts and documentation of such expenses.

Notwithstanding the forgoing, Company shall pay in advance or reimburse (upon presentation of appropriate receipts) Consultant for the following expenses:

a.	Meeting and Convention Expenses: Company shall provide Consultant with an allowance for Buchman’s travel to, lodging at and tuition for, Buchman to attend industry conventions and meetings.

b.	Membership in American Association of Orthodontists: Company shall pay Buchman’s annual membership fee to maintain Buchman’s membership in the American Association of Orthodontists.

c.	Company Travel: Company shall pay, in accordance with Company’s policies, all fees and costs associated with Buchman’s travel when requested by Company or reasonably necessary for Consultant to provide services to the Company.

6.	CONFIDENTIAL INFORMATION:

6.1         Company continually obtains and develops valuable proprietary and confidential information concerning its products, services and/or methods of doing business, including, but not limited to, information relating to trade secrets, “know how,” strategies, trainings, educational programs, ideas and concepts, marketing techniques and programs, figures, projections, costs, methods of operation, identity of plans or administrative services, estimates, customer and client lists, customer and client history and profiles, personnel history, financial statements, other financial data and promotion techniques (as further defined below, the “Confidential Information”) which may become known to Consultant and Buchman (collectively, the “Restricted Party”) in connection with Consultant’s relationship with Company. Notwithstanding the foregoing, the term Confidential Information does not include any information known to Consultant on the date of this Agreement.

6.2         The Restricted Party acknowledges that all Confidential Information is and shall remain the exclusive property of Company. The Restricted Party shall not, during Consultant’s relationship with Company or any time thereafter, publish, disclose, or otherwise make available to any third party, other than Company employees, any Confidential Information except as authorized in writing by Company. Restricted Party agrees to use such Confidential Information only in the performance of Consultant’s duties for Company. Restricted Party agrees not to use such Confidential Information for Restricted Party’s own benefit or for the benefit of any other person or business entity.

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6.3         Restricted Party agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in Restricted Party’s possession. Restricted Party further agrees not to remove any Confidential Information from Company’s premises except to the extent necessary to provide services to Company. Upon the termination of Consultant’s services to Company, or at any time upon Company’s request, Consultant shall return immediately to Company any and all materials containing any Confidential Information in Restricted Party’s possession, custody, or control.

6.4         Restricted Party may not modify any confidential information of Company.

7.	NON-COMPETE:

Restricted Party agrees that Restricted Party will not, during this Agreement and for a period of two (2) years from the effective date of termination of Consultant’s engagement with Company, for whatever reason, directly or indirectly, acquire, operate, engage or participate in any way, whether as an employee, independent contractor, or otherwise, in the business of practice management for dental offices in any state (except for Massachusetts) in which Company provides such services, directly or through a subsidiary or affiliate, during Consultant’s engagement by the Company. Notwithstanding the foregoing, Restricted Party may own, directly or indirectly, solely as an investment, securities of any corporation traded on any national securities exchange if Restricted Party is not a controlling person, or a member of a group which controls such corporation and does not, directly or indirectly own 1% or more of any class of securities of such corporation.

8.	NON-SOLICITATION:

During this Agreement and for two (2) years thereafter, Restricted Party shall not directly or indirectly through another person (i) call on, solicit, induce, or attempt to induce any employee or independent contractor of Company to leave the employ of Company, or in any way interfere with the relationship between Company and any employee or independent contractor; (ii) hire any person who was an employee or independent contractor of Company at any time during the six (6) month period before Consultant’s engagement was terminated; or (iii) call on, solicit or service any practice, customer, contractor, doctor, dentist, supplier, licensee, licensor, franchisee, or other business relation of Company in order to induce or attempt to induce such Person to cease doing business, or reduce the level of business, with Company, or in any way interfere with the relationship between any such Person and Company (including, without limitation, making any negative statements about Company).

9.	SPECIFIC PERFORMANCE:

With respect to the covenants and agreements of Restricted Party set forth in Sections 6, 7, and 8 hereof, the parties agree that a violation of such covenants and agreements will cause irreparable injury to Company for which Company will not have an adequate remedy at law, and that Company shall be entitled, in addition to any other rights and remedies it may have, at law or in equity, to obtain an injunction to restrain Restricted Party from violating, or continuing to violate, such covenants and agreements. In the event Company does apply for such an injunction, Restricted Party shall not raise as a defense thereto that Company has an adequate remedy at law.

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10.	SURVIVAL OF TERMS:

The provisions of Sections 6, 7, 8, and 9 shall survive the termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 6, 7, 8 and 9 shall terminate and be of no further force and effect upon the earlier of (a) Company fails to pay when due any amount due to Consultant under this Agreement, following written notice and a 10 day opportunity to cure (except that the ability to cure is limited to two payments during any consecutive twelve month period) or (b) Company attempts to terminate this Agreement other than in accordance with Section 11 below.

11.	TERMINATION:

11.1       Either party may terminate this Agreement at any time on or after the 5th anniversary of this Agreement, for any reason, by providing the other party with 90 days advanced written notice.

11.2       Company retains the right to immediately terminate this Agreement at any time after the Initial Term, without need for the notice set forth in Section 11.1 above, and without any further monetary or other obligation to Consultant, if: (i) Consultant or Buchman is convicted of a felony or other crime involving moral turpitude; (ii) Consultant or Buchman commits any act of fraud or dishonesty resulting or intending to result in material gain or enrichment of Consultant, Buchman or any affiliate of Consultant or Buchman at the expense of the Company or any affiliate or subsidiary of Company; (iii) Consultant or Buchman has damaged or injured the property, business or goodwill of Company as a result of Consultant’s or Buchman’s willful misconduct; (iv) Consultant has failed to observe any reasonable, lawful written rule, policy or directive of Company or otherwise fails or refuses to diligently perform Consultant’s duties and obligations under this Agreement, which failure or breach is not cured within twenty (20) days after Consultant’s receipt of written notice of such breach from the Company’s President which reasonably describes Consultant’s failure or breach (except that the ability to cure is limited to two substantially similar breaches during any consecutive twelve month period); or (vii) Consultant or Buchman breaches any provision of Section 6, 7 or 8 of this Agreement.

11.3       Upon termination of this Agreement, by either party, for whatever reason (or the expiration of the term of this Agreement), Company shall be relieved of any further payment obligation to Consultant other than any amounts that shall have accrued but remain unpaid as of the effective date of termination of this Agreement.

11.4       If Buchman dies or becomes disabled prior to the fifth anniversary of this Agreement, Consultant will continue to be entitled to receive all payments required to be made by the Company under this Agreement until the fifth anniversary of this Agreement, at which time this Agreement will terminate automatically.

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12.	MISCELLANEOUS:

12.1       The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

12.2       Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to the party entitled thereto.

12.3       In the event either party brings an action to enforce this Agreement, the prevailing party shall be entitled to have its or his/her attorneys’ fees paid by the non-prevailing party.

12.4       This Agreement, and all of the terms and conditions hereof, shall be construed and interpreted in accordance with the laws of the State of Florida and venue for any action brought by either party to enforce the provisions of this Agreement shall be in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida.

12.5       Each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, regulation or judgment. If any provision of this Agreement or the effect thereof shall be found invalid or prohibited under such law, regulation or judgment, such provision shall: (i) first, be replaced by a new provision most closely corresponding to the intent of the parties and in compliance with the law, regulation or judgment, or (ii) if a replacement cannot be derived to meet the objectives of (i) herein, then the provision shall be denied effect only to the extent of such invalidity or prohibition, without prohibiting or invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.6       This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

11.7       This Agreement contains the entire agreement between the parties, supersedes and preempts any prior understandings, agreements, or representations by or among the parties, written or oral and may not be changed or amended except by an agreement in writing, signed by all the parties hereto.

11.8       This Agreement is fully assignable by Company. This Agreement may not be assigned by Consultant unless approved in writing by Company.

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IN WITNESS WHEREOF, the parties hereto understand and agree to this Agreement.

COMPANY	CONSULTANT
Sebring Software, Inc.,	Dennis J. L. Buchman, DMD, P.L.,
a Nevada corporation	a Florida professional limited liability company

By:	By:
Leif W. Andersen, Chief Executive Officer		Dennis J. L. Buchman, D.M.D., Member

BUCHMAN

Dennis J. L. Buchman, D.M.D.

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